Exhibit 99.1

LifeMD Announces Expected Record Revenue of $18.2M for Q1’21, Up 323% Vs. Q1’20, Due to Growth in Subscriptions and Patient Acquisition

Exceeds Initial Guidance Due to Stronger Than Expected March; 41% Growth Vs. Q4’20

NEW YORK, April 19, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD), a leading direct-to-patient telehealth company, today announced expected record revenue of $18.2M for Q1’21. The Company had previously guided towards revenue to be greater than $17 million (Link). However, a stronger than expected March resulted in performance exceeding that guidance. The expected quarterly revenue represents an increase of 323% year-over-year and a 41% increase compared to last quarter. Telehealth order volume grew by 373% versus the year-ago quarter, driven by both strong retention and new patient acquisition.

($ in 000s)	Three Months Ended March 31		Y-o-Y
Preliminary Key Performance Metrics	2021	2020	% Growth

Revenue
Telehealth	$13,290	$2,956	349.6%
LegalSimpli (LSS)	4,926	1,349	265.2%
Total Revenue	$18,216	$4,305	323.1%
Subscription Revenue as % of Total	92%	75%

Telehealth Volume
Total Telehealth Orders	164,452	34,753	373.2%

LegalSimpli
Active Subscribers	109,517	36,852	197.2%

Justin Schreiber, CEO of LifeMD commented, “We are pleased to report another strong quarter, as revenue for Q1’21 grew by 323% compared to revenue in Q1’20 and more than 40% quarter-over-quarter, driven by a rapidly growing recurring subscriber base and efficient acquisition spending. We onboarded a substantial number of new patients to our platform this quarter at an improved cost per acquisition (“CPA”) when compared to the prior quarter. We are excited to share more detailed metrics on our upcoming earnings call.”

Subscriptions generated 92% of revenue in Q1’21, compared to 75% in Q1’20. The increase in subscription revenue is largely due to increased sales of the company’s Shapiro MD™ hair products for men and women under a new subscription-based program, as well as continued increased subscription sales of the company’s telemedicine brand for men, Rex MD™.

LifeMD CFO, Marc Benathen, commented, “LifeMD continues to realize the significant benefits of our subscription-based business model underscored by strong patient retention and growing levels of patient acquisition. Our team has done a tremendous job of thoroughly monitoring expenses across the full brand portfolio to ensure efficient spending, while achieving a 41% increase in sequential revenue growth. As mentioned, March 2021 was a record month. We look forward to providing a complete financial and operational update on our upcoming earnings call.”

Mr. Schreiber added, “I am very proud of what our management team has accomplished in short order, and with their help, LifeMD is well-positioned to continue achieving revenue growth and further expand its footprint nationwide. In bridging the gap between technology and healthcare, we are also driving innovation, as evidenced by our patients actively choosing to enroll in our subscription-based offerings. We were also able to expand our portfolio of brand offerings at the end of the quarter when we successfully launched NavaMD™, the Company’s teledermatology brand. We are pleased by the early data we are seeing from this newly launched brand. We are also gearing up for the launch of LifeMD’s longitudinal telehealth service as part of a holistic patient-centered business model and comprehensive brand portfolio.”

About LifeMD

LifeMD, Inc. is a leading telehealth company that is transforming the healthcare landscape with direct-to-patient product and service offerings. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, go to LifeMD.com.

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. While we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Company Contact

LifeMD, Inc.

Marc Benathen, CFO

Email Contact

Investor Relations Contact

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com